UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2022

Gritstone bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38663	47-4859534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5959 Horton Street, Suite 300

Emeryville, California 94608

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 871-6100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GRTS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2022, Gritstone bio, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company will issue and sell to the Purchasers, in an unregistered offering, shares of common stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants to purchase shares of Common Stock for aggregate gross proceeds to the Company of approximately $45.0 million (the “Private Placement”). The Private Placement was made in accordance with applicable Nasdaq rules and priced at the “Minimum Price” (as defined in the Nasdaq rules).

The closing of the Private Placement is anticipated to occur on October 27, 2022 (the “Closing”), subject to the satisfaction of customary closing conditions. Pursuant to the Purchase Agreement, the Company has agreed to sell and certain Purchasers have agreed to purchase (i) an aggregate of 6,637,165 shares of Common Stock (the “Shares”) at a per share purchase price of $2.26, and (ii) pre-funded warrants to purchase an aggregate of 13,274,923 shares of Common Stock (the “Pre-Funded Warrants” and together with the Shares, the “Securities”) at a per warrant share price of $2.2599. The Pre-Funded Warrants will expire when exercised in full, will have a nominal exercise price of $0.0001 per share, and are immediately exercisable upon issuance. The exercise price and number of shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants.

Pursuant to the Purchase Agreement, the Company has agreed to file a resale registration statement with the Securities and Exchange Commission as soon as practicable, and in all events within 30 days after the Closing, to register the resale of the Securities issued at the time of the Closing.

The foregoing summaries of the Private Placement, the Securities to be issued in connection therewith, and the Purchase Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to the definitive transaction documents. Copies of the forms of the Pre-Funded Warrant and the Purchase Agreement are attached hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the sale and purchase of the Securities set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company has offered and will sell the Securities in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. The Company is relying on this exemption from registration for private placements based in part on the representations made by the Purchasers, including the representations with respect to each Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Purchaser’s investment intent. The offer and sale of the Securities have not been registered under the Securities Act.

Item 8.01	Other Events

On October 25, 2022, the Company announced positive Phase 1 results from its ongoing Coral-BOOST and CORAL-CEPI trials evaluating the Company’s self-amplifying mRNA vaccine candidates against SARS-CoV-2.

A copy of the press release with the foregoing announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant

10.1	Securities Purchase Agreement, dated October 24, 2022

99.1	Press Release dated October 25, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRITSTONE BIO, INC.

Date: October 25, 2022	By:	/s/ Andrew Allen
Andrew Allen
President and Chief Executive Officer